Exhibit 5

+1 212 230 8800 (t)

+1 212 230 8888 (f)

wilmerhale.com

February 22, 2017

Acacia Communications, Inc.

Three Mill and Main Place, Suite 400

Maynard, Massachusetts 01754

Re:	2016 Equity Incentive Plan; Amended and Restated 2016 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,905,238 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of Acacia Communications, Inc., a Delaware corporation (the “Company”), consisting of (i) an aggregate of 1,524,191 shares of Common Stock issuable under the Company’s 2016 Equity Incentive Plan (the “Plan”) and (ii) an aggregate of 381,047 shares of Common Stock issuable under the Company’s 2016 Amended and Restated 2016 Employee Stock Purchase Plan (the “ESPP”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, certificates of representatives of the Company and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan and the ESPP, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007

Beijing     Berlin     Boston     Brussels     Denver     Frankfurt     London     Los Angeles     New York     Palo Alto     Washington

February 22, 2017

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan or the ESPP, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Jason L. Kropp
Jason L. Kropp, a Partner